                     AMENDMENT TO STOCKHOLDER AGREEMENT


     THIS AMENDMENT TO STOCKHOLDER AGREEMENT (this "Amendment") is made and entered into as of December 31, 1997, among OUTSOURCING SERVICES GROUP, INC. (the "Company"); GORDON + MORRIS INVESTMENT PARTNERSHIP, L.P., a Delaware limited partnership ("GMIP"); ASC INVESTMENT PARTNERS, L.P., a Delaware limited partnership ("ASCP"); HARBOURVEST VENTURE PARTNERS IV DIRECT FUND, L.P. (presently named Hancock Venture Partners IV-Direct Fund, L.P. and in the process of changing its name ) ("HarbourVest", and sometimes with GMIP and ASCP referred to as the "Institutional Investors"), and certain Founders and Management Shareholders, parties hereto that own at least a majority of the shares of Common Stock that are owned by all Founders and Management Shareholders.

                              R E C I T A L S

     A. The Company, GMIP, ASCP, the Founders, HarbourVest and Management Shareholders are parties to the Amended and Restated Stockholders
Agreement, dated as of June 30, 1997 (the "Agreement"). Capitalized terms used herein and not otherwise defined, have the meanings given in the Agreement.

     B. The Company is party to a Share and Asset Purchase Agreement, whereby the Company has agreed to acquire certain assets of CCL Industries Inc. ("CCL") and the issued and outstanding shares of Kolmar Laboratories, Inc. ("Kolmar") from CCL Industries Corporation, a wholly owned indirect subsidiary of CCL (the "Kolmar Acquisition").

     C. The Company intends to issue additional shares of its Common Stock in order to finance the Kolmar Acquisition, including 1,100,000 shares to an Affiliate of HarbourVest, which is becoming a party to the Agreement.

     D. Section 11 to the Agreement provides that it may be amended by the written agreement of the Company, the Institutional Investors by a required vote, and the Founders and Management Shareholders owning a majority of the shares of Common Stock that are owned by all the Founders and Management Shareholders.

                            TERMS AND PROVISIONS

     In consideration of the foregoing recitals and of the following terms and provisions, it is agreed:

     1. HarbourVest Name Change. All references in the Agreement to Hancock shall now be to HarbourVest and its Affiliates.

     2. Change in Board Makeup. Section 7.1 of the Agreement is hereby amended and restated in its entirety as follows:

     "7.1 Board Makeup. Until the earlier of (a) an IPO, (b) the date upon which (i) GMIP and its Affiliates own in the aggregate fewer than 33% of the greatest number of shares of Common Stock owned by GMIP and such Affiliates at any time and (ii) HarbourVest and its Affiliates own in the aggregate fewer than 33% of the greatest number of shares of Common Stock owned by HarbourVest and such Affiliates at any time, or (c) June 30, 2007, each of the Shareholders agrees that from and after June 30, 1997 such Shareholder will use his best efforts to nominate and elect and will vote all of the shares of Common Stock owned or held of record by him to elect and, thereafter from such period, to continue in office a Board consisting of nine members, three of whom shall be designated by the Founders and shall be reasonably acceptable to GMIP; two of whom shall be designated by HarbourVest; three of whom shall be designated by GMIP, and one of whom shall be Christopher Denney, so long as he is the Chief Executive Officer of the Company and is willing to serve. The persons designated pursuant to this Section 7.1 by the Founders, HarbourVest and GMIP may be changed from time to time by the Founders, HarbourVest and GMIP, respectively, provided, however, that Walter K. Lim, Howard C. Lim and Samuel D. Garretson shall each be one of the directors named by the Founders if he is willing to serve as long as each such person holds at least thirty-three percent (33%) of the Common Stock he now holds. If both Michael S. Gordon and John H. Morris are no longer principals of the manager of GMIP, then HarbourVest shall have the right to name one of the directors GMIP would otherwise have the right to name, provided that HarbourVest is, at such time, the beneficial owner of at least ten percent (10%) of the Company's Common Stock. If either GMIP and its affiliates or HarbourVest and its affiliates no longer hold at least thirty three percent (33%) of the highest number of shares of the Common Stock held at any time by them, the rights of GMIP, or HarbourVest, as appropriate, to name a director shall terminate. On each date that any one of Walter Lim, Howard Lim and Samuel Garretson ceases to own at least thirty three percent (33%) of the Common Stock he now holds, the number of directors to be named by the Founders shall decrease by one, and when all three of such Founders cease to own at least thirty three percent (33%) of the Common Stock they each now hold, the Founders shall no longer have the right to name any directors. If Christopher

     Denney ceases to be a director because he is no longer Chief Executive Officer, Mr. Denney's seat will be filled by the incoming Chief Executive Officer. The positions as directors formerly held by directors named by GMIP, HarbourVest or Founders shall, once the other provisions of this Section 7.1 no longer govern, be elected under the laws of Delaware without regard to this Section 7.1."

     3. Increase to Authorized Shares/Options. Section 10.3(a) of the Agreement shall be amended and restated in its entirety as follows:

              "(a) Issue any additional shares of Common Stock, except for up to 750,000 shares which the Company may issue and sell (directly or upon the exercise of stock options) to persons who are, or effective on purchasing shares become, employees of or substantially full-time consultants to the Company and become Management Shareholders;"

     4. Consents.

        (a) Kolmar Acquisition. The undersigned hereby consent to the Kolmar Acquisition and the issuance of up to 3,000,000 shares of the Company's Common Stock in connection with the Kolmar Acquisition.

        (b) Certificate of Amendment. The undersigned hereby consent to the filing of Certificate of Amendment, dated as of January 8, 1998, to the Company's Certificate of Incorporation in connection with the Kolmar Acquisition, which Certificate of Amendment increases the authorized shares of the Company's Common Stock from 2 million to 6 million and which amends certain provisions of the Company's Preferred Stock.

        (c) Ratification. The undersigned hereby ratify all actions taken by or on behalf of the Company prior to the effective date hereof in connection with Section 5(a) and (b) above.

     5. Further Assurances. Each party hereto or person subject hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

     6. Governing Law. This Amendment and the rights and obligations of the parties hereunder and the persons subject hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware, without giving effect to the choice of law principles thereof.

     7. Invalidity of Provision. The invalidity or unenforceability of any provision of this Amendment in any jurisdiction shall not affect the validity or enforceability of the remainder of this Amendment in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

     8. Headings; Execution in Counterparts. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

     9. Modifications and Conflicts. Except as expressly modified and supplemented herein, all of the terms and conditions of the Agreement remain in full force and effect; provided, however, that in the event of any conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

     10. Integration. The Agreement as amended by this Amendment supersedes all prior agreements or understandings between the parties relating to its subject matter. There are no oral agreements pertaining to the subject matter of the Agreement as amended by this Amendment, and this Amendment shall supersede all oral representations and statements by the parties. This Amendment may be modified only by as provided for in the Agreement.

     11. Effectiveness. This Amendment shall become effective upon the closing of the Kolmar Acquisition. Provided such closing occurs, the "effective date" for purposes of this Amendment shall be December 31, 1997.





                          [SIGNATURE PAGE FOLLOWS]



           [SIGNATURE PAGE  AMENDMENT TO STOCKHOLDER AGREEMENT]


     IN WITNESS WHEREOF, this Amendment has been signed by each of the parties hereto on the date opposite such party's signature hereto, and shall be effective as of the date first above written.

                                        OUTSOURCING SERVICES GROUP, INC.,


 Date:  12/31/97                        By: /s/ Joseph Sortais
                                           ---------------------------------
                                        Joseph W. Sortais,
                                        Chief Financial Officer


                                        By: /s/ Walter Lim
                                           ---------------------------------
                                        Walter K. Lim, Chairman


                                        GORDON + MORRIS INVESTMENT
                                          PARTNERSHIP, L.P.

                                        By: Gordon + Morris Partners, L.P.,
                                            General Partner


 Date:  12/31/97                        By: /s/ Michael S. Gordon
                                           ---------------------------------
                                        Title: General Partner


                                        HANCOCK VENTURE PARTNERS IV
                                        DIRECT FUND, L.P.

                                        By: Back Bay Partners XII L.P.
                                            Its General Partner

                                        By: Hancock Venture Partners Inc.
                                            Its Managing Member


 Date:  12/31/97                        By: /s/ Robert Wadsworth
                                           ---------------------------------
                                           Authorized Officer


                                        ASC INVESTMENT PARTNERS, L.P.

                                        By: The Gordon + Morris Group,
                                            as general partner

 Date:  12/31/97
                                        By: /s/ Michael S. Gordon
                                           ---------------------------------
                                        Title: Chairman





                         [SIGNATURE PAGE CONTINUES]





 Date:  12/31/97                        /s/ Walter Lim
                                        ------------------------------------
                                        Walter K. Lim


 Date:  12/31/97                        /s/Howard Lim
                                        ------------------------------------
                                        Howard C. Lim


 Date:  12/31/97                        /s/ Samuel Garretson
                                        ------------------------------------
                                        Samuel D. Garretson



 By signing below HarbourVest Partners V-Direct Fund L.P. joins in and becomes a party to the Agreement, as amended.


                                        HARBOURVEST PARTNERS V-
                                        DIRECT FUND L.P.

                                        By: HVP V-Direct Associates L.L.C.
                                            Its General Partner

                                        By: HarbourVest Partners, LLC
                                            Its Managing Member

 Date:  12/31/97                        By: /s/ Robert Wadsworth
                                           --------------------------------
                                            Authorized Officer